EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor & Media Contact:	Sheree Aronson
(714) 247-8290
sheree.aronson@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES PRELIMINARY

YEAR-END 2003 RESULTS AHEAD OF PREVIOUS GUIDANCE

Earnings Release and Conference Call Set For February 24

(SANTA ANA, CA) January 27, 2004 – Advanced Medical Optics, Inc. (AMO) [NYSE: AVO], a global leader in ophthalmic surgical devices and eye care products, today announced preliminary financial results for the year ended December 31, 2003.

The company expects to post net revenue for 2003 of approximately $600 million, compared to $538 million in 2002. AMO’s preliminary 2003 net revenue grew approximately 12 percent, compared to 2002. Excluding the effect of currency, 2003 preliminary net revenue grew approximately 3 percent.

AMO expects pro forma 2003 diluted earnings per share to be $0.79 to $0.80, representing an approximate 30 percent increase over pro forma 2002 diluted earnings per share of $0.61, and ahead of earlier company guidance for 2003 of $0.77 to $0.78. The company expects reported, or GAAP, earnings per share for 2003 to be $0.34 to $0.35, compared to $0.89 in 2002.

“These preliminary 2003 results exceed our previously announced guidance and demonstrate our continued success in positioning AMO for sustained growth in both of our core businesses,” said James V. Mazzo, president and chief executive officer. “During our first full year of independence, we stabilized and re-established growth in both businesses, reprioritized our R&D pipeline, solidified our manufacturing strategy, recapitalized our balance sheet and delivered innovations to the marketplace that improve practitioner productivity and patient outcomes. As a result, AMO delivered superior financial performance to shareholders.”

AMO’s financial results for 2003 remain subject to a final audit by its outside independent auditors. The company will report final fourth quarter and full year 2003 financial results and host a conference call with investors and analysts on Tuesday, February 24, 2004. The conference call will be available via a live Web cast on February 24, 2004, at 10:00 a.m. EST. To participate in the live Web cast or to access the archived replay, please visit AMO’s Investors/Media site at http://www.amo-inc.com.

Pro Forma Explanation and Reconciliation

The company typically provides its earnings results in two formats. The first format represents reported, or GAAP, results and the second format presents pro forma, or comparable, results. The pro forma results reflect the adjusted financial statements that include the incremental costs associated with operating an independent company, and exclude the non-recurring costs related to AMO’s spin-off from Allergan, Inc. in June 2002, the unrealized gain or loss on derivative instruments, and early debt extinguishment costs. In addition, the 2003 pro forma results exclude costs associated with the recapitalization and early retirement of debt because these costs were unique to the company’s recapitalization.

The company’s management uses pro forma results to measure and compare its regional and global performance absent the impact of foreign currency fluctuations and debt extinguishment costs. Additionally, management believes this format is useful for investors to perform more meaningful comparisons of operating results.

The following is a reconciliation of reported and pro forma earnings per share for 2002 and preliminary reported and pro forma earnings per share for 2003.

	Expected 2003	Actual 2002
Diluted earnings per share, GAAP Reconciling items:	$0.35	$0.89
2003 cost of recapitalization and early retirement of debt	0.45	—
Unrealized loss on derivatives	—	0.07
Inventory write-off and incremental costs for certain products supplied by Allergan	—	(0.02)
Duplicate operating costs	—	0.18
Early retirement of Japan debt in June 2002	—	0.07
Incremental costs associated with being an independent public company	—	(0.39)
Incremental interest expense for the first six months associated with the debt incurred in June 2002	—	(0.19)

Diluted earnings per share, pro forma	$0.80	$0.61

About Advanced Medical Optics

Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of ophthalmic surgical and contact lens care products. The Company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract surgery, and microkeratomes used in LASIK procedures for refractive error correction. AMO owns or has the rights to such well-known ophthalmic surgical product brands as Phacoflex®, Clariflex®, Array® and Sensar® foldable intraocular lenses, the Sovereign® and Sovereign® Compact phacoemulsification systems with WhiteStar™ technology and the Amadeus™ microkeratome. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known contact lens care product brands the Company possesses are COMPLETE® Moisture PLUS™,COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care®and blinkTM branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd.

(more)

Advanced Medical Optics, Inc. is based in Santa Ana, California, and employs approximately 2,000 worldwide. The Company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the Company’s web site at www.amo-inc.com.

Forward-Looking Statements

Our expected 2003 results, and any other statements in this press release that refer to AMO’s estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses, including but not limited to adjustments made pursuant to the final audit by out outside auditors; changes in competitive, regulatory and market conditions; the performance acceptance of new products and the continuing acceptance of current products; unexpected litigation; the execution of strategic initiatives and business development projects; AMO’s ability to maintain a sufficient supply of products; and the uncertainties associated with intellectual property protection for these products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors can be found in press releases issued by AMO as well as AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2002 Form 10-K and in AMO’s Form 10-Q for the quarter ended September 26, 2003, also include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available on the World Wide Web at www.amo-inc.com, or by calling the AMO Investor Relations Department at 714-247-8348.

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